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                                                                     EXHIBIT 8.1



                        [SHEARMAN & STERLING LETTERHEAD]



                                 July 25, 2000




MGC Communications, Inc.
Mpower Holding Corporation
175 Sully's Trail
Pittsford, New York 14534

Ladies and Gentlemen:


     We have acted as special United States federal income tax counsel to MGC Communications, Inc., a Nevada Corporation (the "Company") and Mpower Holding Corporation ("Holding"; and, together with the Company, the "Issuers"), in connection with the preparation and filing by the Issuers with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement"), Amendment No. 1 to the registration statement and the prospectus included therein (the "Registration Statement"). Pursuant to the Registration Statement, up to $429,463,000 aggregate principal amount of the Issuers' outstanding 13% Senior Notes due 2010 (the "Outstanding Notes") are exchangeable for up to $429,463,000 aggregate principal amount of the Issuers' 13% Senior Notes due 2010 (the "Exchange Notes"; and the offer of the Issuers to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 24, 2000 between the Issuers and HSBC Bank USA, as trustee (the "Trustee"), registrar, paying agent and transfer agent.



     Based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as currently in effect, we are of the opinion that the discussion under the caption "Certain United States Federal Income Tax Considerations", subject to the limitations set forth therein, accurately describes the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Exchange Notes in general and in the context of the Exchange Offer.


     No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law. This opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as of any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption "Legal Matters"



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In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.


                                                       Very truly yours,

                                                       /s/ Shearman & Sterling